EXHIBIT 99.1
News Release
Contacts:	Media - Barry L. Racey, Director, Government & Public Relations (513) 425-2749
Investors - Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

AK Steel Pleased With U.S. Department of Energy's
Proposed Transformer Efficiency Standards

WEST CHESTER, OH, February 3, 2012 - AK Steel (NYSE: AKS) said today that revised energy efficiency standards proposed by the U.S. Department of Energy (“DOE”) on February 1, 2012 are not expected to significantly impact the overall competitiveness of the company's grain-oriented electrical steels (“GOES”) used in the manufacture of electrical distribution transformers. In fact, AK Steel said that with respect to some types of distribution transformers the new standards have the potential for increasing the market for GOES.
AK Steel previously noted in a filing with the U.S. Securities and Exchange Commission that a potential risk factor for its GOES business was that the DOE might change efficiency standards in such a way that could substantially reduce the competiveness of electrical steel in such applications.
"We are pleased with the Department of Energy's proposed efficiency standards,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “We continue to believe that AK Steel is well-positioned to meet the needs of our power generation and distribution customers for years to come."
The revised efficiency standards as proposed by DOE would become effective in 2016. In the interim, AK Steel said that it will engage in research and development efforts to minimize any impact that the new standards might have on the available market for its GOES products.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, PA. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, MN, which produces iron ore concentrate from previously mined ore reserves.
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